Exhibit 27

      LOAN EXTENSION, CROSS-COLLATERALIZATION AND AMENDMENT AGREEMENT
      ---------------------------------------------------------------

     THIS LOAN EXTENSION, CROSS-COLLATERALIZATION AND AMENDMENT AGREEMENT ("Agreement") is made this 9th day of August, 2002 by and among Shamrock Holdings of California, Inc. ("SHOC"), Salomon Smith Barney Inc. ("SSB") and Salomon Smith Barney Australia Securities Pty Ltd ("SSB Australia").

                                  RECITALS

          WHEREAS, SHOC and SSB are parties to the Agreement, dated July 28, 1997, with respect to SHOC's margin account with SSB (the "U.S. Margin Agreement");

          WHEREAS, SHOC and SSB are parties to the Pledge Agreement, dated as of October 29, 1997, between SHOC and SSB (the "U.S. Pledge Agreement") pursuant to which SHOC has pledged certain securities described therein and held by SSB (the "U.S. Collateral") in favor of SSB as collateral security for loans made pursuant to the U.S. Margin Agreement;

          WHEREAS, SHOC and SSB Australia are parties to the Margin Lending Facility Agreement, dated on or after the date of this Agreement, with respect to SHOC's margin account with SSB Australia (the "Australian Margin Agreement"), pursuant to which a charge over future property is created (the "Australian Collateral") in favor of SSB Australia as collateral security for loans made pursuant to the Australian Margin Agreement;

          WHEREAS, SSB and SSB Australia have agreed to make one or more extensions of credit to SHOC in an amount not to exceed (U.S.) $16 million;

          WHEREAS, subject to the terms and conditions contained herein and in consideration of the agreement of SSB and SSB Australia to extend (U.S.) $16 million of additional credit to SHOC, the parties have agreed to cause the U.S. Collateral and the Australian Collateral to cross-collateralize the obligations of SHOC to SSB under the U.S. Margin Agreement and the obligations of SHOC to SSB Australia under the Australian Margin Agreement;

          WHEREAS,  with  respect  to  each  of  the  U.S.  Collateral  and
     Australian Collateral (as both terms are hereafter defined), the equity maintenance level (i.e., the market value of the U.S.
     Collateral and Australian Collateral net of the amount of credit extended and outstanding in each case) may not fall below forty (40) percent of the total market value of the U.S. and Australian Collateral respectively (such deficit referred to herein as the "Shortfall"); and

          WHEREAS, the parties have agreed to amend the U.S. Margin Agreement and confirm the Australian Margin Agreement on the terms set forth herein;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties mutually agree as follows:

                                 AGREEMENT

Section 1. Extension of Additional Credit

     SSB and SSB Australia severally agree to extend additional credit to SHOC in the form of one or more advances ("Advances") in the amount of (U.S.) $16 million in the aggregate. Such Advances shall be in addition to the credit previously extended to SHOC by SSB and SSB Australia ("Prior Credit"), and shall bear interest at the same annual percentage as the Prior Credit, it being understood and agreed that the Advances shall not limit the ability of SHOC to request and obtain future margin loans under each of the Australian Margin Agreement and the U.S. Margin Agreement in accordance with the applicable maintenance percentage thereunder, but only to the extent expressly permitted by SSB or SSB Australia.

Section 2.  Cross-Collateralization

          (a) For so long as: (1) SSB Australia agrees that the margin percentage for making loans pursuant to the Australian Margin Agreement shall be equal to fifty (50) percent of the aggregate market value of the securities in SHOC's portfolio held by SSB Australia, (2) SSB Australia shall not have instituted a margin call, or shall not require a margin call to be instituted, under the Australian Margin Agreement unless a Shortfall has occurred, (3) SSB agrees that the margin percentage for making loans pursuant to the U.S. Margin Agreement shall be equal to fifty (50) percent of the aggregate market value of the U.S. Collateral and (4) SSB shall not have instituted a margin call, or shall not require a margin call to be instituted, under the U.S. Margin Agreement unless a Shortfall has occurred, then:

          (i) all of the U.S. Collateral, whether now existing or hereafter acquired, shall be, and hereby is, pledged as security for the loan obligations of SHOC under the Australian Margin Agreement and, subject to Section 3(b) below, if there shall exist any margin call under the Australian Margin Agreement pursuant to which SSB Australia is entitled to enforce its rights with respect to the Australian Collateral, SSB Australia shall also be entitled to enforce such rights against the U.S. Collateral provided such enforcement shall not contravene any rulings or regulations issued pursuant to Regulation T of the Board of Governors of the Federal Reserve System or any rulings or regulations of the New York Stock Exchange; and

          (ii) all  of  the  Australian   Collateral  will  be  pledged  in
               accordance with the Australian Margin Agreement.

          (b) SHOC hereby represents and warrants that, except for a November 23, 1999 margin loan agreement with SSB Australia and the cross-collateralization described in this Agreement, neither it nor Trefoil has granted a security interest in the U.S. Collateral or the Australian Collateral which is senior to or pari passu with the interests of SSB and SSB Australia, as applicable, under the U.S. Margin Agreement, U.S. Pledge Agreement or the Australian Margin Agreement.


          (c) SSB Australia agrees to use commercially reasonable efforts to enforce any remedies that it may have against the Australian Collateral (which includes liquidation of all or part of such Australian Collateral) until at least 25% of such Australian Collateral (as such percentage shall be determined on a class-by-class basis based upon the number of securities then-outstanding for each class of securities constituting Australian Collateral and the number of such class of securities against which SSB Australia is exercising its remedies) shall have been exhausted prior to enforcing any of its rights against any U.S. Collateral; provided, however, that if and to the extent that SSB Australia shall in good faith determine that regulatory issues or market circumstances, if any, exist which make the enforcement of SSB Australia's remedy against the non-U.S. Collateral commercially impracticable or unlawful, or materially adverse to SSB Australia's financial interest, prior to enforcing its rights against the U.S. Collateral, then the parties hereby agree that, under such circumstances, SSB and SSB Australia shall promptly meet and confer, and reasonably cooperate, with SHOC during the five (5) business day period described in Section 3(b) below to determine how the Australian Collateral and the U.S. Collateral may be disposed of in a manner that is mutually satisfactory to each party (it being understood that, in the event that no such determination can be reached, SSB and SSB Australia shall have the authority to decide how to dispose of such Australian and U.S. Collateral).

Section 3. Amendments.

          (a) Each of SHOC and SSB agrees that, notwithstanding anything to the contrary contained in the U.S. Margin Agreement, the U.S. Pledge Agreement or any other agreement between SHOC and SSB with respect to the margin account described in the U.S. Margin Agreement (the "U.S. Margin Documents"), (i) SHOC shall have, to the extent permitted by applicable law, five business days (which shall mean a week day upon which commercial banks in New York and the New York Stock Exchange are open for business) following the receipt by SHOC of written notice of any margin call with respect to any obligations under the U.S. Margin Documents to cause the underlying loans to be in compliance with the applicable margin ratios and during such five business days, (ii) SHOC shall be entitled, among other things, to instruct SSB or SSB Australia to sell any U.S. Collateral or any Australian Collateral to cause such underlying loans to be in compliance with the applicable equity maintenance percentage, and (iii) if, at the closing of any business day during such five business day period, the aggregate market value of the U.S. Collateral is of an amount that causes the aggregate amount of loans outstanding pursuant to the U.S. Margin Documents to comply with the applicable equity maintenance percentage, then any default existing as a result of such loans shall be deemed cured and any margin call issued with respect to such loans shall automatically be deemed revoked. Each of U.S. Margin Documents is hereby deemed to be amended in a manner consistent with the foregoing sentence, and in the event of any inconsistency between or among any U.S. Margin Agreement and the foregoing sentence, the terms of the foregoing sentence shall prevail.

          (b) Each of SHOC and SSB Australia agree that, notwithstanding anything to the contrary contained in the Australian Margin Agreement or any other agreement between SHOC and SSB Australia with respect to the margin account described in the Australian Margin Agreement (the "Australian Margin Documents"), (i) SHOC shall have, to the extent permitted by applicable law, five business days (which shall mean a week day upon which commercial banks in Sydney and the Australian Stock Exchange are open for business) following the receipt by SHOC of written notice of any margin call under the Australian Margin Documents to cause the underlying loans to be in compliance with the applicable margin ratios and during such five business days, (ii) SHOC shall be entitled, among other things, to instruct SSB or SSB Australia to sell any U.S. Collateral or any Australian Collateral to cause such underlying loans to be in compliance with the applicable equity maintenance percentage, and (iii) if, at the closing of any business day during such five business day period, the aggregate market value of the Australian Collateral is of an amount that causes the aggregate amount of loans outstanding pursuant to the Australian Margin Documents to comply with the applicable equity maintenance percentage, then any default existing as a result of such loans shall be deemed cured and any margin call issued with respect to such loans shall automatically be deemed revoked. Each of the Australian Margin Documents is hereby deemed to be amended in a manner consistent with the foregoing sentence, and in the event of any inconsistency between or among any Australian Margin Agreement and the foregoing sentence, the terms of the foregoing sentence shall prevail.

Section 4. Governing Law.

     This Agreement shall in all respects be interpreted, construed and governed by and in accordance with the laws of the State of New York, disregarding such State's conflict of law provisions which may require the application of the law of another jurisdiction.

Section 5. Severability.

     If and to the extent that any court of competent jurisdiction holds any provisions (or any part thereof) of this Agreement to be invalid or unenforceable, such holding shall in no way affect the validity of the remainder of this Agreement.

Section 6. Counterparts.

     This   Agreement  may  be  executed  and  delivered  in  one  or  more counterparts, and by the parties in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 7. Ratification and Reaffirmation.

     Except for the amendments set forth in this Agreement, the provisions of each of the U.S. Margin Agreement, the U.S. Pledge Agreement and the Australian Margin Agreement shall remain in full force and effect, and SHOC hereby ratifies and affirms its obligations under each of the foregoing agreements, as amended by this Agreement.

          IN WITNESS WHEREOF, SHOC, SSB and SSB Australia have each caused this Agreement to be executed and delivered as of the date first written above.


                          SHAMROCK HOLDINGS OF CALIFORNIA, INC.


                          By:     /s/ Stanley P. Gold
                                  ---------------------------------------------
                                  Name:  Stanley P. Gold
                                  Title: Chief Financial Officer


                          SALOMON SMITH BARNEY INC.


                          By:     /s/ Louis A. Korahais
                                  ---------------------------------------------
                                  Name:  Louis A. Korahais
                                  Title: Managing Director


                          SALOMON SMITH BARNEY AUSTRALIA SECURITIES PTY LTD


                          By:     /s/ Rob Thomas
                                  ---------------------------------------------
                                  Name:  Rob Thomas
                                  Title: Director